Nelnet Completes Acquisition of Great Lakes Educational Loan Services, Inc.

LINCOLN, Neb., February 7, 2018 - Nelnet (NYSE: NNI) announced today it has completed its previously announced acquisition of Great Lakes Educational Loan Services, Inc. (referred to as Great Lakes throughout this press release) from Great Lakes Higher Education Corporation. Nelnet paid $150.0 million in cash for 100 percent of the stock of Great Lakes, following the satisfaction of all required closing conditions.

Headquartered in Madison, Wisconsin, Great Lakes has approximately 1,800 employees and previously served as Great Lakes Higher Education Corporation & Affiliates’ technology provider and student loan servicing company. As of December 31, 2017, Great Lakes was servicing $224.4 billion in government-owned student loans for 7.5 million borrowers, $10.7 billion in Federal Family Education Loan (FFEL) Program loans for almost 479,000 borrowers, and $8.5 billion in private or consumer loans for over 415,000 borrowers.

“We are excited to welcome the Great Lakes team into the Nelnet family,” said Jeff Noordhoek, chief executive officer of Nelnet. “We now have the incredible opportunity to transform student loan servicing for millions of borrowers and make a lasting impact on their financial lives. With 90 years of collective experience and values focused on providing superior customer service for borrowers, it’s a mission for which Nelnet and Great Lakes are prepared. It is now up to us to execute together our plans for further enhanced borrower experiences.”

In 2009, Great Lakes and Nelnet were awarded contracts to service government-owned student loans on behalf of the U.S. Department of Education (Department). These contracts are scheduled to expire in June 2019.

Going forward, Great Lakes and Nelnet will continue to service their respective government-owned portfolios on behalf of the Department, while maintaining their distinct brands, independent servicing operations, and teams. Likewise, each entity will continue to compete for new student loan volume under its respective existing contract with the Department. Nelnet will integrate technology, as well as shared services and other activities, to become more efficient and effective in meeting borrower needs.

Nelnet and Great Lakes have also been working together for almost two years to develop a new, state-of-the-art servicing system for government-owned student loans through a joint venture. The servicing platform under development will utilize modern technology to effectively scale for additional volume, protect customer information, and support enhanced borrower experience initiatives. The efficiencies gained by leveraging a single platform for government-owned loans supporting millions more borrowers will give Great Lakes and Nelnet opportunities to invest in strategies to further enhance borrower experiences.

Upon completion of the transaction, the combined company will service $455 billion of student loans for 16.2 million borrowers, including $397 billion in government-owned student loans for 13.4 million borrowers, $38 billion in FFEL Program loans for 1.9 million borrowers, and $20 billion in private or consumer loans for almost 918,000 borrowers. During 2017, Great Lakes recognized approximately $230 million in servicing revenue. Nelnet expects the transaction to be immediately accretive to earnings.

Forward-Looking and Cautionary Statements

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. The words “estimate,” “expect,” “intend,” “plan,” and “will,” and similar expressions are intended to identify forward-looking statements. Should one or more of the risks or uncertainties to which such forward-looking statements are subject materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are risks related to the uncertain nature of the expected benefits from the acquisition and the ability to successfully integrate loan servicing operations and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department, risks to Nelnet and Great Lakes related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the company may not be awarded a contract, risks related to the development by Nelnet and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized, and other risks and uncertainties, including the risk of increased regulatory costs and uncertainties inherent in estimates and assumptions with respect to unaudited financial and pro forma information. All forward-looking statements in this release are as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

About Nelnet

Nelnet (NYSE: NNI) is a diversified and innovative company focused on offering educational services, technology solutions, telecommunications, and asset management. Nelnet helps students and families plan and pay for their education and makes the administrative processes for schools more efficient with student loan servicing, tuition payment processing, and school administration software. Through its recently acquired subsidiary, ALLO Communications, Nelnet offers fiber optic services directly to homes and businesses for ultra-fast internet and superior telephone and television services. The company also makes investments in real estate developments and new ventures. For more information, visit Nelnet.com.

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Media Contact: Ben Kiser, 402.458.3024

Investor Contact: Phil Morgan, 402.458.3038